                                                              EXHIBIT 10(a)






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                         FOURTH AMENDED AND RESTATED

                          MASTER COVENANT AGREEMENT

                                Dated as of

                               April 21, 1995

                                   among

                            LA QUINTA INNS, INC.

                                    and

                           THE BANKS LISTED HEREIN


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                             TABLE OF CONTENTS

                                                                          Page

Section 1.    Parties                                                        1

Section 2.    Background                                                     1

Section 3.    Definitions                                                    1

Section 4.    Business Covenants of La Quinta                               11
        4.1   MAINTENANCE OF PROPERTY, INSURANCE, ACCOUNTING PRACTICES,
              CORPORATE EXISTENCE. . . . . . . . . . . . . . . . . . . . .  11
        4.2   INSPECTION OF PROPERTIES AND BOOKS . . . . . . . . . . . . .  11
        4.3   RESTRICTED PAYMENTS. . . . . . . . . . . . . . . . . . . . .  12
        4.4   MERGER AND SALE OF ASSETS. . . . . . . . . . . . . . . . . .  12
        4.5   SENIOR DEBT TO CAPITALIZATION RATIO. . . . . . . . . . . . .  13
        4.6   CONTINGENT LIABILITIES . . . . . . . . . . . . . . . . . . .  13
        4.7   INCURRENCE AND RETENTION OF DEBT . . . . . . . . . . . . . .  13
        4.8   INVESTMENTS. . . . . . . . . . . . . . . . . . . . . . . . .  14
        4.9   NOTICE OF LITIGATION . . . . . . . . . . . . . . . . . . . .  14
        4.10  TOTAL DEBT RATIO . . . . . . . . . . . . . . . . . . . . . .  14
        4.11  CASH FLOW RATIO. . . . . . . . . . . . . . . . . . . . . . .  14
        4.12  SENIOR DEBT RATIO. . . . . . . . . . . . . . . . . . . . . .  14
        4.13  OPERATING LEASES . . . . . . . . . . . . . . . . . . . . . .  15
        4.14  LAND HELD FOR DEVELOPMENT AND LAND HELD FOR SALE . . . . . .  15
        4.15  LIENS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        4.16  ACCOUNTING CHANGES . . . . . . . . . . . . . . . . . . . . .  15
        4.17  AMENDMENT AND MODIFICATION OF SUBORDINATED DEBT DOCUMENTS. .  15
        4.18  LEASE-BACKS. . . . . . . . . . . . . . . . . . . . . . . . .  15
        4.19  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . .  16
        4.20  ERISA COMPLIANCE . . . . . . . . . . . . . . . . . . . . . .  17
        4.21  BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        4.22  DEBT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        4.23  BANK DEBT. . . . . . . . . . . . . . . . . . . . . . . . . .  17
        4.24  TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . .  17
        4.25  DEBT OF INVESTMENTS, LQ-I AND LQ-II. . . . . . . . . . . . .  18
        4.26  LIENS OF INVESTMENTS, LQ-I AND LQ-II . . . . . . . . . . . .  18

Section 5.    Information as to La Quinta                                   18
        5.1   FINANCIAL STATEMENTS AND OTHER REPORTS BY LA QUINTA. . . . .  18
        5.2   OFFICER'S CERTIFICATE. . . . . . . . . . . . . . . . . . . .  20

Section 6.    Default                                                       21


                                     -i-

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Section 7.    Miscellaneous                                                 21
        7.1   NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        7.2   AMENDMENT, WAIVER, CONSENTS AND APPROVALS. . . . . . . . . .  23
        7.3   NOTICE OF DEFAULT ON BANK DEBT . . . . . . . . . . . . . . .  23
        7.4   CONFLICTS. . . . . . . . . . . . . . . . . . . . . . . . . .  23
        7.5   PAYMENT OF EXPENSES. . . . . . . . . . . . . . . . . . . . .  23
        7.6   GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . .  23
        7.7   BINDING UPON SUCCESSORS. . . . . . . . . . . . . . . . . . .  23
        7.8   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . .  24
        7.9   TERMINATION AND EFFECTIVENESS OF THIS AGREEMENT. . . . . . .  24
        7.10  ADJUSTMENT OF PERCENTAGES. . . . . . . . . . . . . . . . . .  24
        7.11  EXCEPTIONS TO COVENANTS. . . . . . . . . . . . . . . . . . .  24
        7.12  CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . .  24
        7.13  ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . .  25
        7.14  ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . .  25


Exhibit A:     Bank Debt
Exhibit B:     Existing Investments
Exhibit C:     Subsidiaries and Unincorporated Ventures Investments
Exhibit D:     Existing Liens
Exhibit E:     Guarantees and Contingent Obligations
Exhibit F:     Confidentiality Agreement
Exhibit G:     Significant Investments
Exhibit H:     Investment Policy - Previously filed as an exhibit to
               exhibit 10(x) to the Registrant's Registration Statement on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

                          FOURTH AMENDED AND RESTATED

                             LA QUINTA INNS, INC.

                           MASTER COVENANT AGREEMENT

      SECTION 1.   PARTIES.

      This Fourth Amended and Restated Master Covenant Agreement ("Agreement") is by and among La Quinta Inns, Inc., a Texas corporation ("La Quinta"), NationsBank of Texas, N.A., The Frost National Bank, First Interstate Bank of Texas, N.A., Citicorp USA, Inc., Texas Commerce Bank National Association, Bank of Scotland, Bank of America Illinois, Bank One, Texas, N.A., and U.S. Bank of Washington, National Association, and the other banks from time to time a party hereto pursuant to Section 7.13 (individually, a "Bank", collectively, the "Banks").

      SECTION 2.   BACKGROUND.

      La Quinta and certain of the Banks are parties to a Third Amended and Restated Master Covenant Agreement, dated as of January 25, 1994 (said Third Amended and Restated Master Covenant Agreement, as amended, the "Prior Master Covenant Agreement"), the effect of which is to incorporate the definitions, provisions and covenants set forth therein into certain credit facilities that La Quinta has with certain of the Banks.

      La Quinta and the Banks desire to enter into this Agreement in order to amend certain terms of, and restate in its entirety, the Prior Master Covenant Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, La Quinta and the Banks agree as follows:

      SECTION 3.   DEFINITIONS.

      For purposes hereof, the terms defined in this Section 3 shall have the following meanings, and the singular shall include the plural, and vice versa, unless otherwise specifically required by the context (capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement hereinafter defined):

      "AFFILIATE" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person or (ii) any other Person that owns or controls 10% or more of any class of equity securities of that Person or any of its Affiliates. For purposes of this definition, "CONTROL" (including with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY," and UNDER COMMON CONTROL WITH"), as applied to any Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

      "AGREEMENT DATE" means the date of this Agreement.

      "AUTHORIZED OFFICER" means any of the following officers of La Quinta:
President, Senior Vice President-Accounting & Administration, Senior Vice President-Finance, Vice President & General Counsel or Vice President-Treasurer.

      "BANK DEBT" means (i) all obligations, indebtedness and liabilities, direct, contingent or otherwise (including through participations), whether funded or unfunded, of La Quinta to any Bank listed on EXHIBIT A attached hereto and made a part hereof (or any Assignee a party hereto pursuant to Section 7.13), arising under and otherwise in connection with the loans and/or credit facilities briefly described in EXHIBIT A, as modified to indicate (a) adjustments of percentages (and related amounts) from time to time as provided for in Sections 5.1(A)(2), 5.1(B)(3), 7.10 and 7.13 hereof and (b) up to an additional $40,000,000 in aggregate principal amount of unsecured Debt owed by La Quinta to one or more Banks, and (ii) all interest accruing on all or any part thereof and attorneys' fees incurred in the enforcement or the collection of all or any part thereof.

      "CAPITAL LEASES" mean all capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.

      "CAPITAL STOCK" means, with respect to any Person, any capital stock, partnership or joint venture interests of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing.

      "COMBINED" includes, with respect to financial statements and the calculations of the covenants herein and the definitions related thereto, the combined accounts of La Quinta and its Subsidiaries and Unincorporated Ventures which are included in La Quinta's Annual Report to Shareholders and in La Quinta's Form 10-K filed with the S.E.C. (the "COMBINED FINANCIAL STATEMENTS").

      "CREDIT AGREEMENT" means that certain Amended and Restated Credit Agreement, dated as of January 25, 1994, among La Quinta, the lenders a party thereto and NationsBank of Texas, N.A., as Administrative Lender, as amended, supplemented, modified or restated from time to time.

      "CURRENT MATURITIES" means, with respect to any Person, the principal portion payable by such Person on Long Term Debt during the twelve-month period immediately succeeding the date of determination.

      "DEBT" of any Person means, at any date, without duplication, all obligations, contingent or otherwise, (i) of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) of such Person

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evidenced by bonds, debentures, notes or other similar instruments, (iii)
representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), if and to the extent any of the foregoing described in clauses (i), (ii) and (iii) would appear as a liability on the balance sheet of such Person, (iv) of such Person in respect of bankers' acceptances, letters of credit or other similar instruments (or reimbursement obligations with respect thereto), (v) of such Person under Capital Leases, (vi) all liabilities secured by a Lien on any asset of such Person to the extent of the value of such asset, whether or not such liability is an obligation of such Person, (vii) all liability of others guaranteed by such Person (but only to the extent of such guarantees), (viii) to the extent not otherwise included, obligations of such Person under currency risk-hedging agreements and Interest Rate Agreements, (ix) the liquidation preference and any mandatory redemption payment obligations (without duplication) of such Person's Subsidiaries in respect of preferred stock issued by any such Subsidiary, (x) in the case of such Person, the liquidation preference and any mandatory redemption payment obligations (without duplication) in respect of Disqualified Capital Stock and (xi) in the case of such Person, unfunded vested benefits under any Plan.

      "DEFAULT" means any default with respect to any Bank Debt which would permit the acceleration of such Bank Debt, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

      "DISQUALIFIED CAPITAL STOCK" means with respect to any Person any series or class of Capital Stock of such Person which is or may be required to be redeemed, in whole or in part, or may be put to such Person or any of its Subsidiaries, in whole or in part, at the option of the holder thereof, on or prior to the final maturity of the Senior Subordinated Notes, or is or may be convertible or exchangeable into or exercisable for such Capital Stock on or prior to the final maturity of the Senior Subordinated Notes; PROVIDED, that Capital Stock will not be deemed to be Disqualified Capital Stock if it may only be so redeemed or put solely in consideration of Qualified Capital Stock.

      "DOMESTIC SUBSIDIARY" means any Subsidiary of La Quinta organized under the laws of any state within the United States.

      "EBITDA" means, for any period, determined in accordance with GAAP with respect to La Quinta, its Subsidiaries and Unincorporated Ventures, the sum of (i) Operating Income, plus (ii) nonrecurring, non-cash charges which decrease Operating Income, plus (iii) depreciation, amortization and non-cash fixed asset retirements, minus (iv) nonrecurring credits which are included in Operating Income.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "EVENT OF DEFAULT" means any default with respect to any Bank Debt which would permit the acceleration of such Bank Debt, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

      "EXISTING INVESTMENTS" means those Investments described on EXHIBIT B hereto.

      "FOREIGN SUBSIDIARY" means any Subsidiary which is not a Domestic Subsidiary.

      "GAAP" means generally accepted accounting principles , set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question and which shall be applied by the independent accounting firm which certifies La Quinta's Combined Financial Statements and Parent Company financial statements, and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, other than as a result of changes required by modifications to GAAP. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP. Notwithstanding the foregoing, all determinations and computations with respect to financial covenants and ratios provided for in this Agreement shall be made in accordance with GAAP as in effect on the date hereof.

      "INTEREST EXPENSE" of any Person means, for any period, the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash interest payments or accruals, and dividends on Disqualified Capital Stock, but excluding amortization of Debt issuance costs) of such Person and all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and costs associated with currency and Interest Rate Agreements, all in accordance with GAAP; PROVIDED, that interest expense attributable to that portion of the Debt of another Person that is a direct or indirect, contingent or primary, recourse obligation of such Person subsequent to the Agreement Date shall be added thereto.

      "INTEREST RATE AGREEMENTS" means any obligation of any Person under interest rate exchange, collar, cap, swap or similar agreements providing interest rate protection.

      "INVESTMENT" means, in one or a series of related transactions, any direct or indirect acquisition of all or substantially all assets of any Person, or any direct or indirect purchase or other acquisition of, or beneficial interest in, capital stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution or transfer of property, assets or value to, or investment in, any other Person, including, without limitation the incurrence or sufferance of Debt or the purchase of accounts receivable by any other Person that are not current assets or do not arise in the ordinary course of business.

      "INVESTMENTS" shall mean La Quinta Investments, Inc., a Delaware corporation and wholly-owned Subsidiary of La Quinta.

      "INVESTMENT POLICY" shall mean that certain Amended and Restated La Quinta Inns, Inc. Statement of Investment Policy as of October 1989 in effect on the date of this Agreement as set forth as EXHIBIT H hereto.

      "LAND HELD FOR DEVELOPMENT" means that certain land of La Quinta, its Subsidiaries and Unincorporated Ventures which is held for the future development of inns and related facilities and which is identified on the Combined Financial Statements as "Land Held for Development."

      "LAND HELD FOR SALE" means that certain land of La Quinta, its Subsidiaries and Unincorporated Ventures which is held for sale and which is identified on the Combined Financial Statements as "Land Held for Sale."

      "LIEN" means, with respect to any property, any mortgage, lien, pledge, collateral assignment, hypothecation, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether or not choate, vested or perfected.

      "LONG TERM DEBT" means any obligation which is due one year or more from the date of creation thereof which under GAAP is shown as a liability, plus (without duplication) amounts equal to the aggregate net rentals (after making allowances for any interest, taxes or other expenses included therein) payable more than one year from the date of creation thereof under Capital Leases.

      "LQ-I" shall mean LQ-INVESTMENTS I, a Texas general partnership between La Quinta and Investments.

      "LQ-II" shall mean LQ-INVESTMENTS II, a Texas general partnership between La Quinta and Investments.

      "MAINTENANCE CAPITAL EXPENDITURES" means an amount equal to the product of room revenues (as disclosed in La Quinta's Form 10-K and 8-Q) of La Quinta, its Subsidiaries and Unincorporated Ventures multiplied by 5%, calculated for the four consecutive fiscal quarters immediately preceding the date of such determination.

      "MATERIAL ADVERSE EFFECT" shall have the meaning given to such term in the Credit Agreement.

      "MATERIAL AMOUNT" shall have the meaning given to such term in the Credit Agreement.

      "NET CASH PROCEEDS" means the aggregate amount of cash received by La Quinta in respect of (i) any sale, lease or other disposition of an asset, less the sum of (a) all fees, commissions and other expenses incurred in connection with such sale, including the amount (estimated in good faith by La Quinta) of income, franchise, sales and other applicable taxes required to be paid by La Quinta in connection with such sale and (b) the aggregate amount of cash so received which is used to retire any existing Debt of La Quinta which is required to be repaid in connection with such sale, and (ii) any payments received in respect of any notes receivable listed on EXHIBIT B hereto.

      "NET INCOME" means, with respect to any Person for any period, the net income (loss) of such Person for such period, as determined in accordance with GAAP.

      "NET INTEREST EXPENSE" means, with respect to any Person for any period, the sum of (i) Interest Expense of such Persons for such period minus (ii) interest income of such Person for such period.

      "NET WORTH" means an amount equal to the sum of (a) the Capital Stock and additional paid-in-capital plus retained earnings (or minus accumulated deficit) of La Quinta and its Subsidiaries and (b) Partners' Capital, less
(i) treasury stock and (ii) amounts attributable to the extent included,
(1) to any write-up in book value of assets resulting from a revaluation thereof subsequent to December 31, 1992, and (2) to Disqualified Capital Stock, all in accordance with GAAP.

      "OFFICER'S CERTIFICATE" means a certificate signed in the name of La Quinta by an Authorized Officer.

      "OPERATING INCOME" means, with respect to any Person for any period, the operating income (loss) of such Person, as determined in accordance with GAAP.

      "OPERATING LEASE" means any operating lease, as defined in the Financial Accounting Standard Board Statement of Financial Accounting Standards No. 13, dated November, 1976 or otherwise in accordance with GAAP.

      "PARENT COMPANY" includes, with respect to financial statements and the calculations of the covenants herein and the definitions related thereto, the uncombined, consolidated financial statements of La Quinta and its Subsidiaries, including equity method investments, as defined by GAAP, in Unincorporated Ventures, and designated "La Quinta Inns, Inc. (Parent Company and Wholly-Owned Subsidiaries)" on La Quinta's audit report.

      "PARTNERS' CAPITAL" means the equity in the net assets of Unincorporated Ventures of all the partners or venturers (other than La Quinta or a Subsidiary) of such Unincorporated Ventures, or minority interest holders, as determined in accordance with GAAP.

      "PERMITTED COLLATERAL LIENS" shall mean only those Liens described in clauses (i), (ii), (iii), (iv), (v), (ix), (x), (xi) and (xii) of the definition of "Permitted Liens".

      "PERMITTED INVESTMENT" means Investments in (i) wholly-owned Domestic Subsidiaries (a) that are subject to the provisions of this Agreement,
(b) that concurrently therewith unconditionally guarantee the performance of La Quinta's obligations under the Bank Debt and (c) that concurrently deliver to the Banks (1) an opinion acceptable to the Banks with respect to the validity and enforceability of such guarantee and (2) such other documents, such as corporate resolutions, certificates of incumbency, by-laws and articles of incorporation, as the Banks shall reasonably require,
(ii) Investments in any Person other than a wholly-owned Subsidiary in any one or a series of related transactions with a fair market value not in excess of $15,000,000 in the aggregate for all Investments in all such Persons, (iii) Investments for the purpose of satisfying La Quinta's or any Subsidiary's guarantee obligations with respect to the Debt of any Person in which La Quinta or any Subsidiary owned any interest and which obligation was in existence as of the Agreement Date, provided, that any such Investment pursuant to this clause (iii) shall be deducted from the amount described in clause (ii) of Section 4.3 hereof; (iv) Investments in Subsidiaries and Unincorporated Ventures made in the ordinary course of business, consistent with past practices for the purpose of providing for the day to day operating requirements of such Subsidiary or Unincorporated Venture, PROVIDED, that such Investments shall (a) not be used for acquisition or conversion of any inns and (b) be evidenced by a note or other evidence of indebtedness and (c) not at any time exceed $10,000,000 in aggregate principal amount, (v) Investments permitted by Sections II.B., II.C. (provided that, notwithstanding Section II.C.3. of the Investment Policy, Banks shall be required to have at least $150,000,000 in capital and surplus), II.E. and II.H. of the Investment Policy, (vi) loans or advances to employees as compensation for services in the ordinary course of business not in excess of $2,000,000 aggregate principal amount,
(vii) Investments in the ordinary course of business, consistent with past practice, in La Quinta Inns' National Advertising Fund, (viii) Existing Investments, (ix) Investments in Capital Stock of Subsidiaries and Unincorporated Ventures listed on EXHIBIT C hereto for the purpose of acquiring no less than 100% of the capital stock or partnership interests, as appropriate, of such Subsidiaries and Unincorporated Ventures,
(x) Investments in notes payable to La Quinta as a result of the sale of inns in an aggregate principal amount not in excess of $10,000,000, provided that La Quinta shall obtain and continue to hold a perfected first Lien (subject to Permitted Liens) in such inns, (xi) Investments in wholly-owned Foreign Subsidiaries (a) that are subject to the provisions of this Agreement and (b) not to exceed in aggregate amount $1,000,000 for all Investments in all Foreign Subsidiaries, and (xii) Investments in any Person (other than a Foreign Subsidiary) if at the time of such Investment La Quinta (a) designates such Investment as being pursuant to this clause (xii) and (b) could make a Restricted Payment pursuant to
Section 4.3 hereof and the Investment is not in excess of the amount La Quinta could then pay as a Restricted Payment. For purposes of the calculation of the amount of any Investments permitted hereunder, Investments will be calculated at all times at the amount of the original Investment with no reduction for write-offs or write-downs. No Investment which is a Permitted Investment other than pursuant to clause (ii) of the definition of "Permitted Investments" shall reduce the amount of Investments permitted pursuant to such clause (ii).

      "PERMITTED LIENS" shall mean, as applied to any Person:

      (i) any Lien in favor of any Bank or a trustee on its behalf to secure the Bank Debt;

      (ii) (a) Liens on real estate for real estate taxes not yet delinquent, (b) Liens created by lease agreements to secure the payments of rental amounts and other sums not yet due thereunder, (c) Liens on leasehold interests created by the lessor in favor of any mortgagee of the leased premises, and (d) Liens for taxes, assessments, governmental charges, levies or claims that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Person's books, but only so long as no foreclosure, restraint, sale or similar proceedings have been commenced with respect thereto;

      (iii) Liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

      (iv) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation;

      (v) Easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

      (vi) Liens created to secure the purchase price of fixed assets acquired by such Person, which is incurred solely for the purpose of financing the acquisition of such assets and incurred at the time of acquisition, so long as each such Lien shall at all times be confined solely to the asset or assets so acquired (and proceeds thereof), and refinancings thereof so long as any such Lien remains solely on the asset or assets acquired and the amount of Debt related thereto is not increased;

      (vii) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that (a) such Person shall have established adequate reserves for such judgments or awards, (b) such judgments or awards shall be fully insured and the insurer shall not have denied coverage, or
(c) such judgments or awards shall have been bonded to the satisfaction of the Banks;

      (viii) Any Liens existing on the Agreement Date which are described on EXHIBIT D hereto, and Liens resulting from the refinancing of the related Debt, provided that the Debt secured thereby shall not be increased and the Liens shall not cover additional assets of the Borrower;

      (ix) any obligations or duties, affecting any property, to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of any material property for the purposes for which such property is held by such Person;

      (x) zoning laws or ordinances and municipal regulations which do not materially impair the use of any material property for the purposes for which such property is held by such Person;

      (xi) Liens, minor irregularities in or deficiencies of title on any property which do not materially impair the use of any material property for the purposes for which such property is held by such Person; and

      (xii)   Liens otherwise permitted or contemplated by the Loan Papers.

      "PERSON" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, tribunal, agency or political subdivision thereof.

      "PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

      "PLAN" means any plan subject to Title IV of ERISA and maintained by La Quinta or any Subsidiary, or any such plan to which La Quinta or any Subsidiary or any Unincorporated Venture is required to contribute on behalf of all or any of its employees; PROVIDED, HOWEVER, "Plan" shall not include those agreements with former employees described on Schedule 7 of the Credit Agreement, the obligations pursuant to which do not exceed $450,000 in aggregate amount.

      "QUALIFIED CAPITAL STOCK" means any Capital Stock of La Quinta that is not Disqualified Capital Stock.

      "REPORTABLE EVENT" shall have the meaning specified in Title IV of ERISA.

      "RESTRICTED PAYMENT" means, with respect to La Quinta, (i) any dividend or other distribution on shares of Capital Stock of La Quinta,
(ii) any payment (including, without limitation, the setting aside of assets or the deposit of funds therefor) on account of the purchase, redemption or other acquisition or retirement for value of (y) any shares of Capital Stock of La Quinta or (z) any option, warrant or other right to acquire shares of such Capital Stock, (iii) any payment or prepayment of principal, premium or penalty on any Subordinated Debt or any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt of La Quinta (including, without limitation, the setting aside of assets or the deposit of funds therefor),
(iv) any prepayment of interest on any Subordinated Debt, and (v) a Permitted Investment pursuant to clause (xii) of the definition of "Permitted Investments"; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on shares of Capital Stock of La Quinta solely in shares of Qualified Capital Stock, or (ii) any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt of La Quinta payable solely in shares of Qualified Capital Stock or Subordinated Debt of La Quinta.

      "S.E.C." means the United States Securities and Exchange Commission.

      "SENIOR DEBT" means Total Debt of La Quinta, its Subsidiaries and Unincorporated Ventures, as appropriate, other than (i) Subordinated Debt and (ii) the aggregate face amount of Bond Letters of Credit outstanding.

      "SENIOR DEBT TO CAPITALIZATION RATIO" means, at any time, determined in accordance with GAAP with respect to La Quinta, its Subsidiaries and Unincorporated Ventures, the ratio of (i) Senior Debt to (ii) the sum of
(a) Senior Debt, plus (b) Subordinated Debt, plus (c) Net Worth.

      "SENIOR SUBORDINATED NOTE" shall have the meaning given to such term in the Credit Agreement.

      "SIGNIFICANT INVESTMENTS" means those investments of La Quinta in the joint ventures or partnerships set forth on EXHIBIT G hereto.

      "SUBORDINATED DEBT" means any debt, obligation or liability (whether primary, contingent or otherwise) of La Quinta, a Subsidiary or an Unincorporated Venture which by its terms is subordinate in right of payment to the Bank Debt, provided that the Banks approve the terms thereof prior to or at the time of the issuance thereof.

      "SUBSIDIARY" with respect to any Person, means (a) a corporation at least a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person or (b) a partnership, joint venture or similar entity in which 100% of the ownership, capital or interest profits is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

      "SUBSIDIARY GUARANTY" shall have the meaning given to such term in the Credit Agreement.

      "TOTAL DEBT" means, with respect to any Person, the sum, without duplication, of (a) all Debt of such Person minus (b) all Debt of such Person of the type described in (1) clauses (vi) and (vii) of the definition of "Debt" herein which are set forth in EXHIBIT E hereto and
(2) clauses (viii) and (ix) of the definition of "Debt" herein.

      "TRIBUNAL" means any state, commonwealth, federal, foreign territorial, or other court or governmental department, commission, board, bureau, agency or instrumentality.

      "UNINCORPORATED VENTURE" means those Persons designated as "Unincorporated Ventures" on EXHIBIT C hereto.

      SECTION 4.   BUSINESS COVENANTS OF LA QUINTA.

      4.1 MAINTENANCE OF PROPERTY, INSURANCE, ACCOUNTING PRACTICES, CORPORATE EXISTENCE. La Quinta covenants and agrees to, and will cause each Subsidiary and Unincorporated Venture to:

      (A) Maintain its material property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto, consistent with sound business practice and as is customary in the case of corporations or other entities of established reputation engaged in the same or a similar business and similarly situated;

      (B) Maintain, with financially sound and reputable insurers, or through its own program of self-insurance, insurance with respect to its material properties and business against such casualties and contingencies, of such types, and in such amounts as is customary in the case of corporations or other entities of established reputation engaged in the same or a similar business and similarly situated;

      (C) Keep books of record and accounts in which entries will be made of all of its business transactions, and will reflect in it financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP;

      (D) Do or cause to be done all things necessary to preserve and keep in full force and effect its material rights;

      (E) Do or cause to be done all things necessary to preserve and keep in full force and effect its existence (except as may be specifically permitted by this Agreement); and

      (F) Cause to be paid and discharged (i) all lawful taxes assessments and governmental charges imposed from the income or profits of La Quinta, its Subsidiaries and Unincorporated Ventures or upon any property belonging to La Quinta, any Subsidiary or any Unincorporated Venture and (ii) all lawful claims, whether for labor, materials, supplies, services or anything else, which have become due and payable and which by law have or may become a Lien upon the property of La Quinta or any of its Subsidiaries; or Unincorporated Ventures; PROVIDED, HOWEVER, that La Quinta, its
Subsidiaries and Unincorporated Ventures shall not be required to cause to be paid or discharged any such tax assessment, charge or claim so long as the amount, applicability or validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall have been established to the extent required by GAAP with respect thereto.

      4.2 INSPECTION OF PROPERTIES AND BOOKS. La Quinta covenants and agrees that it will permit, and will cause each Subsidiary and Unincorporated Venture to permit, any Bank, upon (i) reasonable request, if such request is prior to the occurrence of a Default or an Event of Default or (ii) request, if such request is after the occurrence of a Default or an Event of Default, to any Authorized Officer, to visit and inspect any of the properties of, to examine the books of account and records of La Quinta, any Subsidiary or Unincorporated Venture and to take extracts therefrom and to discuss the affairs, finances or accounts of La Quinta, any Subsidiary or Unincorporated Venture, and to be advised as to the same by the officers of La Quinta, at all such times during normal business hours, in such detail and through such agents and representatives as such Bank may reasonably desire.

      4.3 RESTRICTED PAYMENTS. La Quinta covenants and agrees that it will not, directly or indirectly, make any Restricted Payment, if, after giving effect thereto on a pro forma basis, (i) a breach of any covenant hereunder (or event or condition that, after notice or lapse of time or both, would result in a breach of any covenant hereunder) would occur and be continuing, or (ii) the aggregate amount of all Restricted Payments made by La Quinta, including such proposed Restricted Payment (if not made in cash, then the fair market value of any property used therefor, as determined in good faith by the Board of Directors), from and after the Agreement Date, shall exceed the sum of (a) $15,000,000 plus (b) an amount equal to the sum of (1) 50% of Net Income of La Quinta and its Subsidiaries on a Combined
Basis accrued from January 1, 1994 to and including the last day of the first fiscal quarter ended immediately prior to the date of each calculation (or, in the event Net Income is deficit, then minus 100% of such deficit), minus 100% of the amount of any write-downs, write-offs, other negative evaluations and other negative extraordinary charges not otherwise reflected in Net Income during such period, minus (2) the aggregate amount of Permitted Investments made pursuant to clause (xi) of the definition of Permitted Investments, plus (3) the aggregate Net Cash Proceeds received by La Quinta during each fiscal year from the issuance or sale during such same fiscal year (other than to a Subsidiary or an Unincorporated Venture) of its Qualified Capital Stock from and after the Agreement Date.

      4.4    MERGER AND SALE OF ASSETS.

      (A) La Quinta covenants and agrees that it will not, and will cause each Subsidiary and Unincorporated Venture to not, directly or indirectly sell, transfer or otherwise dispose of any of its assets (whether now owned or hereafter acquired, and including any interest in a joint venture or partnership) except (i) sales of inventory or equipment in the ordinary course of business, (ii) sales or disposition of assets (including the sale or disposition of any ownership interest in a joint venture or partnership but excluding the sale of inns otherwise permitted to be sold or disposed of pursuant to clause (iii) immediately succeeding), during any fiscal year in an aggregate amount for La Quinta, its Subsidiaries and Unincorporated Ventures combined not to exceed $10,000,000 (determined at the greater of book or fair market value), (iii) for La Quinta, its Subsidiaries and Unincorporated Ventures combined, sales of no more than six (6) inns during each fiscal year, (iv) sales or dispositions by La Quinta, its Subsidiaries or Unincorporated Ventures of assets (including interests in partnerships and joint ventures) pursuant to buy-sell rights contained in written agreements in existence on the date of this Agreement in respect of any Significant Investments, and (v) Existing Investments; and

      (B) La Quinta covenants and agrees that it will not, and will cause each Subsidiary and Unincorporated Venture to not, merge into or consolidate with any other Person; provided, however, if after giving effect to any such merger or consolidation, (i) the business of La Quinta or any Subsidiary or Unincorporated Venture, as appropriate, will not be materially changed and (ii) La Quinta or any Subsidiary or Unincorporated Venture, as appropriate, will not be in default in respect of any of the covenants contained in any material agreement, including, without limitation, this Agreement, to which La Quinta or any Subsidiary or Unincorporated Venture is a party or by which its property may be bound,

             (1) Any corporation, partnership or joint venture may merge or consolidate with La Quinta, provided that La Quinta shall be the continuing and surviving corporation,

             (2) Any Subsidiary may merge with or consolidate with any corporation, partnership or joint venture, provided that, unless such merger or consolidation shall be with La Quinta, such Subsidiary shall be the continuing and surviving corporation, and

             (3) Any Unincorporated Venture may merge with or consolidate with any corporation, partnership or joint venture, provided that, unless such merger or consolidation shall be with La Quinta or a Subsidiary, such Unincorporated Venture shall be the continuing and surviving person.

      4.5 SENIOR DEBT TO CAPITALIZATION RATIO. La Quinta covenants and agrees that the Senior Debt to Capitalization Ratio shall not be greater than (i) 0.525 to 1 at the end of the fiscal quarters ending June 30, 1995 and September 30, 1995 and (ii) .50 to 1 at the end of any fiscal quarter thereafter.

      4.6 CONTINGENT LIABILITIES. La Quinta covenants and agrees that it will not, and will cause each Subsidiary and Unincorporated Venture to not, guarantee, endorse, contingently agree to purchase, or otherwise become liable, directly or indirectly, upon the obligation of or in connection with the earnings, the assets, the stock, or the dividends of any other Person (other than La Quinta or any Subsidiary), including obligations of La Quinta, each Subsidiary and Unincorporated Venture arising solely by virtue of any of them being a general partner or venturer of any Unincorporated Venture, except (i) the obligations in respect of the written agreements described in Section 4.4(iv) hereof, (ii) the guarantees and other contingent obligations set forth on EXHIBIT E hereto,
(iii) endorsements in the ordinary course of business of negotiable instruments for deposit or collection, (iv) guarantees of loans to any employee; PROVIDED, THAT any such guaranty of an employee loan shall not exceed the amount of $100,000 per employee, and the amount of such guaranties of employee loans, together with the amount of Investments permitted pursuant to clause (vi) of the definition of "Permitted Investments," shall not exceed, in the aggregate, more than $2,000,000, and
(v) guarantees and contingent obligations incurred after the date of this Agreement not to exceed $1,000,000 in aggregate principal amount.

      4.7 INCURRENCE AND RETENTION OF DEBT. La Quinta covenants and agrees that it will not, and will cause each Subsidiary and Unincorporated Venture to not, incur, create, assume, or suffer to exist any Debt (other than Debt existing on the Agreement Date) unless, immediately prior to, and after the incurrence of, such Debt, La Quinta, its Subsidiaries and Unincorporated Ventures are and will be in compliance with all covenants hereunder.

      4.8 INVESTMENTS. La Quinta will not, and will cause each Subsidiary and Unincorporated Venture to not, make or permit to remain any Investment other than a Permitted Investment.

      4.9 NOTICE OF LITIGATION. La Quinta covenants and agrees that it will, and will cause each Subsidiary and Unincorporated Venture to, promptly give notice in writing to its Banks (i) of any litigation to which La Quinta, any Subsidiary or Unincorporated Venture becomes a party, if
(A) the amount in controversy exceeds $500,000 and (B) La Quinta's insurance carrier does not acknowledge coverage with respect to such litigation, and (ii) of all proceedings before any governmental or regulatory agencies (A) affecting or potentially affecting the business or property of La Quinta, any Subsidiary or Unincorporated Venture in an amount in excess of $500,000 or (B) materially affecting the ability of La Quinta, any Subsidiary or Unincorporated Venture to perform their respective covenants and obligations hereunder or under any Bank Debt.

      4.10 TOTAL DEBT RATIO. La Quinta covenants and agrees that it will not allow the ratio of (i) Total Debt to (ii) EBITDA, in each case for the four consecutive fiscal quarters immediately preceding the date of determination, to be greater than 4.25 to 1 at the end of any fiscal quarter. For purposes of this Section 4.10, with respect to assets not owned at all times during the four consecutive quarters immediately preceding the date of determination of EBITDA, there shall be (i) included in EBITDA (without duplication) the EBITDA of any assets acquired during any such four consecutive fiscal quarters immediately preceding the date of determination and (ii) excluded from EBITDA the EBITDA of any asset disposed of during any such four consecutive fiscal quarters immediately preceding the date of determination.

      4.11 CASH FLOW RATIO. La Quinta covenants and agrees that it will not allow the ratio of (i) (a) EBITDA, plus (b) lease expense pursuant to Operating Leases, minus (c) Maintenance Capital Expenditures to
(ii) (a) Net Interest, plus (b) lease expense pursuant to Operating Leases, plus (c) Current Maturities, in each case other than Current Maturities (which, with respect to Current Maturities, shall be for the four consecutive fiscal quarters immediately succeeding the date of determination) for the four consecutive fiscal quarters immediately preceding the date of determination, to be less than 1.50 to 1 at the end of any fiscal quarter.

      4.12 SENIOR DEBT RATIO. La Quinta covenants and agrees that it will not allow the ratio of (i) Senior Debt to (ii) EBITDA, in each case for the four consecutive fiscal quarters immediately preceding the date of determination, to be greater than 3.0 to 1 at the end of any fiscal quarter. For purposes of this Section 4.12, with respect to assets not owned at all times during the four consecutive quarters immediately preceding the date of determination of EBITDA, there shall be (i) included in EBITDA (without duplication) the EBITDA of any assets acquired during any such four consecutive fiscal quarters immediately preceding the date of determination and (ii) excluded from EBITDA the EBITDA of any asset disposed of during any such four consecutive fiscal quarters immediately preceding the date of determination.

      4.13 OPERATING LEASES. La Quinta covenants and agrees that it will not, make or accrue, and will not permit any of its Subsidiaries or Unincorporated Ventures to make or accrue, directly or indirectly, payments with respect to Operating Leases in the aggregate in any one fiscal year in excess of $10,000,000.

      4.14 LAND HELD FOR DEVELOPMENT AND LAND HELD FOR SALE. La Quinta covenants and agrees that it will not allow Land Held for Development and Land Held for Sale to exceed $10,000,000 in the aggregate at any time, calculated at all times (i) with respect to Land Held for Development and Land Held for Sale as of the date hereof, at current book value as of the date hereof with no reduction for write-downs, write-offs or losses in disposition after the date hereof, and (ii) with respect to Land Held for Development and Land Held for Sale which is acquired after the date hereof, at original cost with no reduction for write-downs, write-offs or losses in disposition.

      4.15 LIENS. La Quinta covenants and agrees that it will not create, assume or suffer to exist, or permit any Subsidiary or Unincorporated Venture to create, assume or suffer to exist, any Lien on any asset now owned or hereafter acquired by it except Permitted Liens.

      4.16 ACCOUNTING CHANGES. La Quinta covenants and agrees that it will not, and will not permit an of its Subsidiaries or Unincorporated Ventures to, make any change in its accounting treatment or financial reporting practices, except as permitted or required by GAAP in effect from time to time. La Quinta will not change its fiscal year or the calculation of its fiscal quarter ends.

      4.17 AMENDMENT AND MODIFICATION OF SUBORDINATED DEBT DOCUMENTS. La Quinta covenants and agrees that it will not, and it will not permit any Subsidiary or Unincorporated Venture to, directly or indirectly, amend, modify, supplement, waive compliance with, or assent to noncompliance with, any term, provision or condition of any of the documents governing or evidencing the Subordinated Debt, which (i) the Banks deem material (including, without limitation, relating to events of default, acceleration rights, interest rates, tenor, maturity date, subordination, covenants, prohibition against amending any documents related to the Bank Debt and definitions with respect thereto (including, without limitation, the definition of "Senior Debt")) or (ii) places any further restrictions on La Quinta, its Subsidiaries or Unincorporated Ventures or increases the obligations of La Quinta, its Subsidiaries or Unincorporated Ventures thereunder or confers on the holders thereof any additional rights.

      4.18 LEASE-BACKS. La Quinta covenants and agrees that it will not, and will not permit any Subsidiary or Unincorporated Venture to, enter into any arrangements, directly or indirectly, with any Person, whereby La Quinta, any Subsidiary or Unincorporated Venture shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in its business, in connection with the rental or lease of the property so sold or transferred.

      4.19   ENVIRONMENTAL MATTERS.

      (a) La Quinta covenants and agrees that it will not, and will not permit any of its Subsidiaries or Unincorporated Ventures to, use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about any real property owned or leased by La Quinta or any of its Subsidiaries or Unincorporated Ventures (such owned or leased real property, the "PROPERTY"), or transport to or from the Property, any Hazardous Substance (as defined below), or (to the extent within La Quinta's or such Subsidiary's or Unincorporated Venture's control) permit any other Person to do so, where such could reasonably be expected to have a Material Adverse Effect.

      (b) La Quinta shall keep and maintain and shall cause each Subsidiary and Unincorporated Venture to keep and maintain, the Property in compliance with any Environmental Law (as defined below) where the failure to do so could reasonably be expected to have a Material Adverse Effect.

      (c) In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the "REMEDIAL WORK") with respect to the Property is required to be performed by La Quinta or any of its Subsidiaries or Unincorporated Ventures under any applicable local, state or federal law or regulation, any judicial order, or by any governmental entity because of, or in connection with, the current or future presence, suspected presence, release or suspected release of a Hazardous Substance in or into the air, soil, groundwater or surface water at, on, under or within the Property (or any portion thereof), La Quinta or such Subsidiary or Unincorporated Venture shall within thirty (30) days after written demand for performance thereof by the Banks (or such shorter period of time as may be required under any applicable law, regulation, order or agreement), commence and thereafter diligently prosecute to completion, all such Remedial Work.

      (d) La Quinta will defend, indemnify and hold harmless the Banks, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Law applicable to the operations of La Quinta or any Subsidiary or Unincorporated Venture or the Property, or any orders, requirements or demands of Tribunal related thereto, including, without limitation, attorneys' and consultants' fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

      (e) As used herein, (i) "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, or regulation now or hereafter in effect pertaining to health, industrial hygiene, or the environmental conditions on, under or about the Property, and (ii) the term "HAZARDOUS SUBSTANCE" means those substances included within the definitions of "HAZARDOUS

SUBSTANCES", "HAZARDOUS MATERIALS", "TOXIC SUBSTANCES", or "SOLID WASTE" under the Comprehensive Environmental Response, Compensation and Liability
Act of 1980, as amended, 42 U.S.C. Sections 9601 ET SEQ., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 ET SEQ. and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 ET SEQ., and in the regulations promulgated pursuant to said laws, and such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

      4.20 ERISA COMPLIANCE. La Quinta covenants and agrees that it shall, and shall cause each Subsidiary and Unincorporated Venture to (i) at all times, make prompt payment of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to its Plans, (ii) after the discovery by an Authorized Officer, notify Banks immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by any Bank, as to the reason therefor and the action, if any, proposed to be taken with respect thereto, and (iii) not permit any Plan to be subject to any involuntary termination proceedings.

      4.21 BUSINESS. La Quinta covenants and agrees that it will not, and will not permit any Subsidiary or Unincorporated Venture to, engage in, directly or through other Persons, any business other than the businesses now carried on and other businesses directly related thereto.

      4.22 DEBT. La Quinta covenants and agrees that it will not, and will cause each Subsidiary and Unincorporated Venture to not, (i) default, beyond any notice, grace or cure period, in any payment equal to or exceeding the aggregate amount of $1,000,000 of principal of or interest on any Debt with respect to which recourse may be made against La Quinta or any Subsidiary or Unincorporated Venture beyond any period of grace provided with respect thereto, or (ii) default, beyond any notice, grace or cure period, in the performance of any other agreement, term, covenant or condition contained in any agreement or instrument under or by which any such Debt, the unpaid principal amount of which then equals or exceeds $1,000,000 is created, evidenced or secured if the effect of such default is to cause such Debt to become due before its stated maturity.

      4.23 BANK DEBT. La Quinta covenants and agrees that it will not, and will cause each Subsidiary to not, (i) default in any payment of principal of or interest on any Bank Debt beyond any grace period with respect thereto, or (ii) default, beyond any notice, grace or cure period, in the performance of any other covenant or agreement contained in any Bank Debt or made by La Quinta under or in connection with any Bank Debt, if the effect of such default is to cause such Bank Debt to become due before its stated maturity.

      24     TRANSACTIONS WITH AFFILIATES.  La Quinta covenants and agrees that it will not, and will not permit any Subsidiary or Unincorporated Venture to, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of service) with any of its Affiliates, other than in the ordinary course of business and upon fair and reasonable terms no less favorable than La
Quinta or any Subsidiary or Unincorporated Venture could obtain or could become entitled to in an arm's-length transaction with a Person which was not an Affiliate.

      4.25 DEBT OF INVESTMENTS, LQ-I AND LQ-II. La Quinta covenants and agrees that it will not permit Investments, LQ-I or LQ-II to create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Debt, except (i) trade payables incurred and paid in the ordinary course of business, and (ii) contingent liabilities resulting from the endorsement of negotiable instruments for collection in the ordinary course of business.

      4.26 LIENS OF INVESTMENTS, LQ-I AND LQ-II. La Quinta covenants and agrees that it will not permit Investments, LQ-I or LQ-II, to create or suffer to exist any Lien upon any of its assets, except (i) Tax, mechanics', materialmen's, warehousemen's, laborer's and landlord and other similar Liens relating to amounts that are not yet due and payable, or that are being contested in good faith by appropriate proceeding, for which adequate reserves have been established, and (ii) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation. La Quinta covenants and agrees that it shall not, and shall not permit Investments, LQ-I or LQ-II to, hereafter agree with any Person (other than Administrative Lender) not to grant a Lien on any of its assets or not to permit the pledge any of its equity interest.

      SECTION 5.   INFORMATION AS TO LA QUINTA.

      5.1 FINANCIAL STATEMENTS AND OTHER REPORTS BY LA QUINTA. La Quinta will deliver to each Bank which has Bank Debt:

      (A) As soon as practicable after the end of each of the first three quarterly fiscal periods in each fiscal year of La Quinta, and in any event within 45 days thereafter, duplicate copies of

           (1) Combined balance sheets, statements of earnings, shareholders' equity and cash flows for the portion of the fiscal year ending with such quarter; all in reasonable detail and accompanied by an Officer's Certificate certifying that the aforementioned financial statements present fairly the financial position of La Quinta (Combined Company) at the end of such quarter and the results of operations and the changes in financial position for the portion of the fiscal year ending with such quarter, determined in accordance with GAAP;

           (2)  An Officer's Certificate certifying to the amount of Bank
                Debt outstanding at the end of the fiscal quarter identified on an EXHIBIT A attached thereto, which for the purpose of this Agreement shall become EXHIBIT A hereto; and

           (3)  An Officer's Certificate (with calculations and a new
                EXHIBIT E attached thereto) certifying (i) as to any increases or reductions in interest in the Significant Investments, and
                (ii) compliance with Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.10,
                4.11, 4.12, 4.13 and 4.14.

      (B) As soon as practicable after the end of each fiscal year of La Quinta, and in any event within 120 days thereafter, duplicate copies of:

           (1) Combined balance sheets, statements of earnings, shareholders' equity and cash flows of La Quinta for such year; all in reasonable detail, prepared on a basis consistent with the financial statements delivered to all Banks in prior periods and accompanied by an unqualified opinion and report of KPMG Peat Marwick, or other independent certified accountants of recognized standing selected by La Quinta and reasonably consented to by Banks, which report shall state that no default under this Agreement and no condition or event which after notice or lapse of time or both would constitute a default under this Agreement has come to the knowledge of such accountants or, if such is not the case, the details of such default or such condition or event;

           (2) Operating statements for such year and the preceding two years with respect to all properties pledged to any Bank to secure Bank Debt;

           (3)  An Officer's Certificate certifying to the amount of Bank
                Debt outstanding at the last day of such year identified on an EXHIBIT A attached thereto, which for the purpose of this Agreement shall become EXHIBIT A hereto; and

           (4)  An Officer's Certificate (with calculations and a new
                EXHIBIT E attached thereto) certifying (i) as to any increases or reductions in interest in the Significant Investments, and
                (ii) compliance with Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.10,
                4.11, 4.12, 4.13 and 4.14.

      (C) As soon as practicable after La Quinta or any Subsidiary files with the S.E.C. any of the following documents and in any event within 10 days thereafter, a copy of:

           (1) Any final Registration Statement filed for the registration of any securities under the Securities Act of 1933, as amended (except a Registration Statement on Form S-8 for the registration of stock to be issued in connection with any Stock Plan);

           (2)  Each Annual and Periodic Report filed under
                Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

           (3) Each definitive Proxy Statement filed pursuant to the Securities Exchange Act of 1934, as amended; and

           together with any other document filed with the S.E.C. or the New York Stock Exchange, Inc., as may be requested by any Bank.

      (D)  Upon request by any Bank, copies of the following:

           (1) Each annual report/return, as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the regulations promulgated thereunder, in connection with each of its Plans for each Plan year; and

           (2) Such additional information concerning any of its Plans as may be reasonably requested.

      (E) Notice to each Bank which has Bank Debt that any warranty or representation made by La Quinta contained in any instrument or document delivered pursuant to the Bank Debt shall have been incorrect in any material respect when made not later than one business day after the discovery or awareness thereof by an Authorized Officer.

      (F) Promptly, notice to each Bank which has Bank Debt of the breach of any covenant contained in Section 4.22 hereof.

      (G) With reasonable promptness, such other data and information as from time to time may be reasonably requested by any Bank.

      (H) Notwithstanding anything in this Section 5.1 to the contrary, (i) if the terms of any Subordinated Debt of La Quinta requires delivery of Parent Company financial statements and
           (ii) any Bank shall request delivery of Parent Company financial statements, La Quinta shall also deliver to such Bank the financial statements required to be delivered pursuant to
           (1) Section 5.1(A) on a Parent Company basis within 60 days after the end of the first three quarterly fiscal periods of La Quinta and (2) Section 5.1(B) on a Parent Company basis within 120 days after the end of each fiscal year of La Quinta.

      5.2 OFFICER'S CERTIFICATE. Each set of financial statements delivered pursuant to Subsection 5.1 (A) and (B) shall be accompanied by an Officer's Certificate stating whether there exists on the date of such certificate any condition or event which then constitutes, or which after notice or lapse of time or both, would constitute, a breach of any covenant herein, and if any such condition or event then exists, specifying the nature and period of existence thereof and the action La Quinta is taking or proposes to take with respect thereto.

      SECTION 6.   DEFAULT.

      La Quinta hereby covenants, acknowledges and agrees that the failure of La Quinta, any Subsidiary or Unincorporated Venture to perform or observe (i) any covenant contained in Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.22, 4.23 or
4.24, 4.25 or 4.26 of this Agreement or (ii) any covenant contained in Sections 4.1, 4.2, 4.9, 4.19, 4.20 or 4.21 failure to perform or observe any such covenant has become known to an Authorized Officer or (B) written notice thereof shall have been given by any Bank to La Quinta or (iii) any other covenant contained in this Agreement to be performed or observed by it and such failure continues for a period of 30 days after any Bank has given written notice specifying such failure to La Quinta, shall be deemed, subject to the waiver provisions of Section 7.2 hereof, to be a default or event of default (however designated) under any Bank Debt, notwithstanding the specific enumeration of the specific defaults or events of default with respect to such Bank Debt, and any Bank may perform all rights and remedies granted such Bank under the Bank Debt owing to such as if a default or event of default specifically enumerated in such Bank Debt had occurred.
La Quinta further acknowledges and agrees that the covenants set forth in this Agreement and the effect of the failure to perform such covenants as set forth in this Section 6 shall be deemed to be incorporated by reference in such Bank Debt, MUTATIS MUTANDIS. The grace periods provided for in this Section 6 are in lieu of and not in addition to any grace periods provided with respect to any Bank Debt.

      SECTION 7.   MISCELLANEOUS.

      7.1 NOTICE. All notices, requests, consents and demands shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to all other parties. All notices, requests, consents and demands hereunder shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or if mailed, on the earlier of actual receipt or three (3) days after being mailed by certified mail, return receipt requested, postage prepaid, addressed as aforesaid.

      La Quinta Inns, Inc.
      112 East Pecan Street
      San Antonio, Texas 78205
      Attention:  Vice President - Treasurer

with a copy to:

      La Quinta Inns, Inc.
      112 East Pecan Street
      San Antonio, Texas 78205
      Attention:  Office of General Counsel

      The Frost National Bank
      100 West Houston Street
      San Antonio, TX  78205
      Attention:  Suzanne Houser

      Texas Commerce Bank National Association
      1020 NE Loop 410
      P.0. Box 47531  78265
      San Antonio  TX  78209
      Attention:  Dan M. Danelo

      NationsBank of Texas, N.A.
      NationsBank Plaza
      901 Main Street, 67th Floor
      Dallas, TX  75202
      Attention:  Douglas E. Hutt

      First Interstate Bank of Texas, N.A.
      700 N. St. Mary's
      San Antonio, TX  78205
      Attention:  Charles T. Bridgeman

      Citicorp USA, Inc.
      2001 Ross Avenue
      1400 Trammel Crow Center
      Dallas, TX  75201
      Attention:  Shafique Janmohamed

      Bank of Scotland
      2660 Citicorp Center
      Houston, Texas  77002
      Attention:  Janna Blanter

      Bank of America Illinois
      333 Clay Street, Suite 4550
      Houston, Texas 77002
      Attention:  W. Thomas Barnett

      Bank One, Texas, N.A.
      1717 Main Street, 4th Floor
      Dallas, Texas 75201
      Attention:  Alan Miller

      U.S. Bank of Washington, National Association
      555 Southwest Oak Street, Suite 400
      Portland, Oregon 97204
      Attention:  Blake R. Howells

      7.2 AMENDMENT, WAIVER, CONSENTS AND APPROVALS. This Agreement may be amended, and the observance of any provision of this Agreement may be waived and consent or approval to any action described in this Agreement may be granted, only with the written consent of La Quinta and Banks holding in aggregate at least 66-2/3% in principal amount of the Bank Debt as of the last day of the month preceding the month in which such written amendment, waiver, approval or consent is requested; provided, however, that no such amendment, waiver, approval or consent, without the written consent of all of the Banks, shall (i) change this Section 7.2 or
(ii) waive, modify or otherwise affect compliance with Section 4.23 hereof. All Banks shall receive in writing the request for any waivers, modifications, amendments, approvals or consents of any of the provisions hereof.

      7.3 NOTICE OF DEFAULT ON BANK DEBT. Each Bank agrees to give prompt notice to each other Bank of (i) any default in the payment of principal of or interest on any Bank Debt beyond any period of grace with respect thereto, (ii) any default in the performance of any other agreement, term, covenant or condition contained in any Bank Debt beyond any period of grace provided with respect thereto and (iii) any default in the performance of any covenant of La Quinta set forth in this Agreement. Each Bank agrees to simultaneously deliver to each other Bank a copy of any notice delivered to La Quinta pursuant to Section 6 hereof. Each Bank shall use its best efforts to deliver the notices provided for in this Section 7.3; however, no Bank shall have any liability to any other Bank for failing to comply with this Section 7.3.

      7.4 CONFLICTS. In the event of any conflict between the terms of this Agreement and the terms of any Bank Debt with respect to the subject matter contained herein, the terms and provisions of this Agreement shall control and prevail.

      7.5 PAYMENT OF EXPENSES. La Quinta will pay all reasonable expenses of the Banks, including, without limitation, the reasonable fees, expenses and disbursement of counsel, incurred in connection with the transactions contemplated by this Agreement.

      7.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States.

      7.7 BINDING UPON SUCCESSORS. This Agreement shall be binding upon La Quinta so long as any Bank Debt is outstanding, and each of the Banks and their respective successors and assigns, and shall inure to the benefit of La Quinta and the Banks and successors and assigns of the Banks, except that La Quinta shall not have the right to assign any of its rights or obligations hereunder without the written consent of all the Banks.

      7.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each Bank execute the same counterpart, so long as counterparts are executed by La Quinta and each Bank.

      7.9 TERMINATION AND EFFECTIVENESS OF THIS AGREEMENT. This Agreement shall remain in full force and effect so long as there is any Bank Debt outstanding. At such time as there is no longer any Bank Debt outstanding, this Agreement shall terminate and be of no further force and effect. This Agreement shall be effective upon the execution hereof by the Banks required to amend the Prior Master Covenant Agreement pursuant to
Section 7.2 thereof.

      7.10 ADJUSTMENT OF PERCENTAGES. The percentages of each Bank set forth on EXHIBIT A hereto shall be automatically adjusted subsequent to the date of this Agreement as a result of (i) any payment or prepayment of any Bank Debt, (ii) any renewals, extensions, or refinancings of Bank Debt among the Banks, (iii) participations in Bank Debt sold by one Bank to another Bank or any purchase or assumption of Bank Debt between or among Banks, (iv) assignments of Bank Debt pursuant to Section 7.13 hereof or
(v) any additional unsecured Debt incurred by La Quinta to one or more Banks not to exceed $40,000,000 in aggregate principal amount; otherwise, there shall be no adjustments to the percentages set forth on EXHIBIT A. Further, except as set forth in Section 7.13 hereof, no other Person may become a party to this Agreement without the prior written consent of the Banks.

      7.11 EXCEPTIONS TO COVENANTS. La Quinta shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

      7.12 CONFIDENTIALITY. Each Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by La Quinta pursuant to this Agreement which is identified by La Quinta as being confidential at the time the same is delivered to the Banks, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Banks,
(iii) to bank examiners, auditors or accountants of any Bank, (iv) any other Bank, (v) in connection with any litigation to which any one or more of the Banks is a party, provided, further, that unless specifically prohibited by applicable laws or court order, each Bank agrees, prior to disclosure thereof, to notify La Quinta of any request for disclosure of any such non-public information (x) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of La Quinta or any Subsidiary or Unincorporated Venture or (y) pursuant to legal process, or (vi) to any participant (or prospective participant) of any Bank Debt so long as such participant (or prospective participant) first executes and delivers to the respective Bank an agreement (a "CONFIDENTIALITY AGREEMENT") in substantially the form of EXHIBIT F hereto; and provided finally that in no event shall any Bank be obligated or required to return any materials furnished by the Company. The obligations of each Bank under this Section
7.12 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of any Bank Debt initially signed and delivered by such Bank to La Quinta prior to the date hereof.

      7.13 ASSIGNMENT. Each Bank may assign to one or more financial institutions or funds organized under the laws of the United States, or any state thereof, or under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (each, an "Assignee") its rights and obligations under the Bank Debt owned by such Bank and its rights under this Agreement subject, to the extent applicable, to the terms and provisions of Section 9.6 of the Credit Agreement. Upon the effectiveness of such assignment, (i) the assignee Bank shall be party hereto and, to the extent that rights hereunder have been assigned to it, have the rights of a Bank hereunder and (ii) the assigning Bank shall, to the extent that rights hereunder have been assigned by it, relinquish such rights under this Agreement.

      7.14 ACCOUNTING TERMS. All accounting terms used herein and not otherwise defined herein shall be construed in accordance with GAAP, and all financial computations and determinations shall be made on a Combined basis.

=========================================================================
         REMAINDER OF PAGE LEFT INTENTIONALLY BLANK
=========================================================================

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of April 21, 1995

                                       LA QUINTA INNS, INC.


                                       By: /s/ DEWEY W. CHAMBERS
                                          --------------------------------
                                           Dewey W. Chambers, Vice
                                           President-Treasurer

The following Subsidiaries of La Quinta
hereby acknowledge and agree to the covenants and restrictions set forth herein by signing below:

LA QUINTA REALTY CORP.


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President


LA QUINTA PLAZA, INC.


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President


LA QUINTA FINANCIAL CORPORATION


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President

LA QUINTA INVESTMENTS, INC.


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President


LQI ACQUISITION CORPORATION



By:
   --------------------------------
Its:
    -------------------------------

LQM OPERATING PARTNERS, L.P.

By: La Quinta Realty Corp., its General Partner



By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President


LA QUINTA MOTOR INNS, LIMITED PARTNERSHIP

By: La Quinta Realty Corp., its General Partner


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President

LA QUINTA INVESTMENTS, INC.


By:
   --------------------------------
    John F. Schmutz, Vice President


LQI ACQUISITION CORPORATION



By:  /s/ ROLAND B. BLISS
   --------------------------------
Its: Roland B. Bliss, President & Treasurer
    -------------------------------

LQM OPERATING PARTNERS, L.P.

By: La Quinta Realty Corp., its General Partner



By:
   --------------------------------
    John F. Schmutz, Vice President


LA QUINTA MOTOR INNS, LIMITED PARTNERSHIP

By: La Quinta Realty Corp., its General Partner


By:
   --------------------------------
    John F. Schmutz, Vice President

LQM OPERATING PARTNERS, L.P.

By:  La Quinta Realty Corp., its General Partner


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President


LQ-BIG APPLE JOINT VENTURE

By:  La Quinta Inns, Inc., its Partner


By: /s/ DEWEY W. CHAMBERS
   --------------------------------
    Dewey W. Chambers,
    Vice President-Treasurer


By:  La Quinta Investments, Inc., its Partner


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President


LQ-LNL LIMITED PARTNERSHIP

By:  La Quinta Inns, Inc., its Managing General Partner


By: /s/ DEWEY W. CHAMBERS
   --------------------------------
    Dewey W. Chambers,
    Vice President-Treasurer

LQ-EAST IRVINE JOINT VENTURE

By:  La Quinta Inns, Inc., its Partner


By: /s/ DEWEY W. CHAMBERS
   --------------------------------
    Dewey W. Chambers,
    Vice President-Treasurer


By:  La Quinta Investments, Inc., its Partner


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President


LQ-INVESTMENTS I

By:  La Quinta Inns, Inc., its Managing General Partner


By: /s/ DEWEY W. CHAMBERS
   --------------------------------
    Dewey W. Chambers,
    Vice President-Treasurer


By:  La Quinta Investments, Inc., a General Partner


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President

LQ-INVESTMENTS II

By:  La Quinta Inns, Inc., its Managing General Partner


By: /s/ DEWEY W. CHAMBERS
   --------------------------------
    Dewey W. Chambers,
    Vice President-Treasurer


By:  La Quinta Investments, Inc., a General Partner


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President


LA QUINTA INNS OF LUBBOCK, INC.


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President


LA QUINTA INNS OF PUERTO RICO, INC.


By: /s/ JOHN F. SCHMUTZ
   --------------------------------
    John F. Schmutz, Vice President


NATIONSBANK OF TEXAS, N.A.


By: /s/ DOUGLAS E. HUTT
   --------------------------------
    Douglas E. Hutt
    Senior Vice President

THE FROST NATIONAL BANK


By: /s/ Suzanne Houser
   --------------------------------
Its: Vice President
   --------------------------------

FIRST INTERSTATE BANK OF TEXAS, N.A.



By: /s/ Charles T. Bridgeman
   --------------------------------
Its: Vice President
   --------------------------------

CITICORP USA, INC.



By: /s/ BARBARA A. COHEN
   --------------------------------
    Barbara A. Cohen
Its: Vice President

TEXAS COMMERCE BANK
NATIONAL ASSOCIATION


By: /s/ DAN M. DANELO
   --------------------------------
    Dan M. Danelo
Its: Sr. Vice President

BANK OF SCOTLAND


By: /s/ ELIZABETH WILSON
   --------------------------------
    Elizabeth Wilson
Its: Vice President and Branch Manager

BANK OF AMERICA ILLINOIS


By: /s/ W. THOMAS BARNETT
   --------------------------------
    W. Thomas Barnett
Its: Vice President

BANK ONE, TEXAS, N.A.


By: /s/ Alan L. Miller
   --------------------------------
Its: Vice President

U.S. BANK OF WASHINGTON, NATIONAL
ASSOCIATION


By: /s/ BLAKE R. HOWELLS
   --------------------------------
    Blake R. Howells
Its: Vice President

                                                EXHIBIT A
                                           LA QUINTA INNS, INC.
                                        MASTER COVENANT AGREEMENT
                                          SCHEDULE OF BANK DEBT
                                             MARCH 31, 1995
                                          DOLLARS IN THOUSANDS

                           FIRST    NATIONS   TEXAS            CITIBANK  BANK OF    BANK  CONTINENTAL  U.S. BANK OF
                         INTERSTATE  BANK    COMMERCE   FROST  CITICORP  SCOTLAND    ONE     BANK       WASHINGTON   TOTAL
                         ----------  ----    --------   -----  -------   --------    ---     ----       ----------   -----
PRE-EXISTING CREDIT
FACILITIES
IRB Bonds
578 North Little Rock,
 AR                       $   888                                                                                   $    888
579 Gretna, LA              1,580                                                                                      1,580
580 New Orleans
(Veterans), LA              1,298                                                                                      1,298
592 Monroe, LA              1,360                                                                                      1,360
721 New Orleans
(Bullard), LA               1,929                                                                                      1,929
                          -------  -------  -------   -------  -------    -------  -------  -------      -------    --------
TOTAL PRE-EXISTING
 CREDIT FACILITIES        $ 7,055  $     0  $     0   $     0  $     0    $     0  $     0  $     0      $     0    $  7,055
                          =======  =======  =======   =======  =======    =======  =======  =======      =======    ========
CURRENT CREDIT
 FACILITIES
LETTERS OF CREDIT
557 Aurora, CO            $   190  $   696  $   292   $   292  $   571    $   292  $   254  $   292      $   190    $  3,069
561 Kalamazoo, MI             139      508      213       213      417        213      185      213          139       2,240
562 Schaumburg, IL            248      908      381       381      745        381      331      381          248       4,005
563 Texarkana, TX             168      612      257       257      503        257      223      257          168       2,700
565 Savannah, GA              181      661      277       277      543        277      241      277          181       2,916
568 Bossier City, LA           41      151       63        63      124         63       55       63           41         665
569 Eagle Pass, TX            151      552      232       232      453        232      201      232          151       2,434
570 San Bernardino, CA        401    1,467      615       615    1,204        615      535      615          401       6,470
574 Baton Rouge, LA           186      679      285       285      557        285      247      285          186       2,992
576 Nacogdoches, TX           163      595      250       250      488        250      217      250          163       2,624
583 Virginia Beach            181      661      277       277      543        277      241      277          181       2,916
584 Oakbrook Terrace, IL      222      812      341       341      666        341      296      341          222       3,580
588 Sulphur                   183      669      281       281      549        281      244      281          183       2,951
596 El Paso, TX               119      435      182       182      357        182      159      182          119       1,918
625 Stockton, CA              222      812      341       341      666        341      296      341          222       3,580
633 Hampton, VA               236      865      363       363      709        363      315      363          236       3,812
634 Elk Grove, IL             236      865      363       363      709        363      315      363          236       3,812
636 Wheatridge, CO            152      557      234       234      457        234      203      234          152       2,455
                          -------  -------  -------   -------  -------    -------  -------  -------      -------    --------
TOTAL LETTERS OF CREDIT   $ 3,420  $12,504  $ 5,244   $ 5,244  $10,259    $ 5,244  $ 4,560  $ 5,244      $ 3,420    $ 55,139
                          =======  =======  =======   =======  =======    =======  =======  =======      =======    ========
REVOLVING CREDIT
 COMMITMENT               $ 2,791  $10,205  $ 4,280   $ 4,280  $ 8,373    $ 4,280  $ 3,721  $ 4,280      $ 2,791    $ 45,000

TERM LOAN COMMITMENT       11,412   41,727   17,499    17,499   34,237     17,499   15,216   17,499       11,412     184,000
                          -------  -------  -------   -------  -------    -------  -------  -------      -------    --------
TOTAL CURRENT CREDIT
FACILITIES                $14,203  $51,932  $21,779   $21,779  $42,610    $21,779  $18,937  $21,779      $14,203    $229,000
                          =======  =======  =======   =======  =======    =======  =======  =======      =======    ========
GRAND TOTAL               $24,678  $64,436  $27,023   $27,023  $52,869    $27,023  $23,497  $27,023      $17,623    $291,194
                          =======  =======  =======   =======  =======    =======  =======  =======      =======    ========


                                  EXHIBIT B
                            LA QUINTA INNS, INC.
                            EXISTING INVESTMENTS
                              FEBRUARY 28, 1995



                                                              AMOUNT
                                                              -------
                                                       (DOLLARS IN THOUSANDS)

INVESTMENTS; AT COST:

  State of Israel Bonds                                        $  140
  Hotel Industry Switch                                            75
                                                               ------
    TOTAL                                                      $  215
                                                               ------
                                                               ------

LAND HELD FOR FUTURE DEVELOPMENT; AT CURRENT VALUE:

  Bexar County                                                 $1,324
                                                               ------
                                                               ------

LAND HELD FOR SALE; AT CURRENT VALUE:

  Ft. Worth                                                    $  365
  Maitland                                                        603
  Mesquite                                                        337
  Greensboro                                                      344
  St. Louis                                                       397
  Ft. Lauderdale                                                  618
                                                               ------
    TOTAL                                                      $2,664
                                                               ------
                                                               ------

                                      EXHIBIT B
                                LA QUINTA INNS, INC.
                                EXISTING INVESTMENTS
                                  FEBRUARY 28, 1995
                                       (CON'T)


NOTES RECEIVABLE:

LA QUINTA INNS, INC. COMBINED


         DEBTOR                        CREDITOR                              AMOUNT        COLLATERAL
         ------                        ---------                             ------        -----------

James Hu/S.A. Main Ave Motel, Ltd.     San Antonio Main Ave., Ltd.           $2,411,892    First lien on real estate
Jai Ambay, Inc.                        La Quinta Inns, Inc.                     736,230    First lien on real estate
Willow Tree #4                         La Quinta Inns, Inc.                     929,058    Third lien on real estate
Jer-Wei Inc.                           La Quinta Inns, Inc.                   1,659,506    First lien on real estate
Katy Hospitality Co.                   La Quinta Inns, Inc.                   2,081,658    First lien on real estate
Great Southeastern Restaurants, Inc.   La Qunita Inns, Inc.                     195,000    Unsecured
Great Southeastern Restaurants, Inc.   La Quinta Development Partners, L.P.      65,000    Unsecured
Great Southeastern Restaurants, Inc.   LQM Operating Partners, L.P.              80,000    Unsecured
Ranjit Hans--Ishmer-Amar Holdings      La Quinta Inns, Inc.                      11,201    Unsecured
THISCO                                 La Quinta Inns, Inc.                      70,000    Unsecured
Miscellaneous debtors                  La Quinta Inns, Inc.                     559,128    Unsecured
Sportsplex of America/SportsAmerica    La Quinta Inns, Inc.                     399,465    Unsecured
Wytex                                  La Quinta Inns, Inc.                     232,006    Unsecured
Shoney's                               La Quinta Development Partners, L.P.     102,445    Unsecured
I 20 South Collins, Ltd.               La Qunita Inns, Inc.                     275,000    First lien on real estate
H & W Moline Restaurant, Inc.          La Qunita Inns, Inc.                      25,657    Unsecured
Wytex                                  La Quinta Development Partners, L.P.      39,954    Unsecured
Wytex                                  LQM Operating Partners, L.P.              59,804    Unsecured
Anthony Koutsoukos                     La Quinta Inns, Inc.                       5,000    Unsecured
                                                                             -----------
                                                                             $9,938,004
                                                                             ============


                                  EXHIBIT C
                            LA QUINTA INNS, INC.
                        SUBSIDIARIES & UNINCORPORATED
                             VENTURE INVESTMENTS
                                MARCH 31, 1995

                                                                               LQ
                                             DATE OF INITIAL    NUMBER OF   OWNERSHIP
             NAME                                AGREEMENT        INNS          %
            -----                            ---------------    ---------   ----------

La Quinta-Houston I.H. 10, Ltd.                     1972           1           50
La Quinta-San Antonio South Joint Venture           1969           1           50
La Quinta Austin Motor Hotel, Ltd.                  1970           1           66.667
La Quinta-Dallas Central Expressway, Ltd.           1970           1           64.81
LQ Motor Inn Venture-Austin No. 530                 1975           1           50
La Quinta-Wichita, Kansas, No. 532, Ltd.            1976           1           50
LQ-Baton Rouge Joint Venture                        1982           1          100
LQ-West Bank Joint Venture                          1982           1           60
LQ-Denver Peoria St., LTD                           1972           1          100
La Quinta Development Partners, L.P.                1990          43           40
San Antonio Main Avenue Motel, Ltd.                 1967         N/A           66.67
LQ-LNL Joint Venture                                1981           2          100
LQ Investments I                                    1987           4          100
LQ Investments II                                   1987           5          100
La Quinta Realty Corporation                        1986         N/A          100
La Quinta Financial Corporation                     1983         N/A          100
La Quinta Plaza, Inc.                               1987         N/A          100
La Quinta Investments, Inc.                         1993         N/A          100
LQI Acquisition Corporation                         1993         N/A          100
LQM Operating Partners, L.P.                        1986         N/A          100
LQ-Big Apple Joint Venture                          1993           3          100
LQ-East Irvine Joint Venture                        1985           1          100
La Quinta Motor Inns Limited Partnership            1986          31          100
La Quinta Inns of Lubbock, Inc.                     1995           1          100
La Quinta Inns of Puerto Rico, Inc.                 1994         N/A          100
                                                                 ---
  TOTAL                                                           99
                                                                 ===

                                      EXHIBIT D
                                    EXISTING LIENS
                LA QUINTA INNS, INC. AND UNINCORPORATED JOINT VENTURES
                                    MARCH 31, 1995



                              PROPERTY
         OWNERSHIP              NO.           LOCATION             BALANCE     DESCRIPTION
- ---------------------------     ---    ------------------------  ------------  -----------
La Quinta Inns, Inc.            518    Denver-South              $    525,469   Mortgage
La Quinta Inns, Inc.            519    Dallas-D/FW-Irving             194,621   Mortgage
La Quinta Inns, Inc.            520    Denver-Airport                 391,265   Mortgage
La Quinta Investments, Inc.     523    San Antonio-Lackland         2,784,485   Mortgage
La Quinta Inns, Inc.            524    Dallas-Regal Row             2,665,931   Mortgage
La Quinta - Wichita, Kansas     532    Wichita-Town East Square       406,797   Mortgage
              No. 532, LTD.
La Quinta Inns, Inc.            534    Indianapolis-Airport         1,538,090   Mortgage
La Quinta Inns, Inc.            549    Columbus-Fort Benning          952,884   Mortgage
La Quinta Inns, Inc.            559    Nashville-South              1,582,416   Mortgage
La Quinta Inns, Inc.            560    Lexington                      896,768   Mortgage
La Quinta Inns, Inc.            575    Memphis-Airport              1,344,918   Mortgage
La Quinta Inns, Inc.            599    Houston-La Porte             1,190,000   IRB
La Quinta Inns, Inc.            626    Birmingham                   1,135,000   IRB
La Quinta Inns, Inc.            627    Pittsburgh-International     1,385,000   IRB
                                                   Airport
La Quinta Inns, Inc.            628    Albuquerque-North            2,762,751   Mortgage
La Quinta Inns, Inc.            629    Charlotte-Airport            2,564,280   Mortgage
La Quinta Inns, Inc.            630    Colorado Springs             2,054,361   Mortgage
La Quinta Inns, Inc.            637    Jacksonville-North             279,146   Mortgage
La Quinta Inns, Inc.            637    Jacksonville-North           1,353,162   Mortgage
La Quinta Inns, Inc.            637    Jacksonville-North             456,121   Mortgage
La Quinta Inns, Inc.            639    Amarillo-Medical Center      2,186,218   Mortgage
La Quinta Inns, Inc.            643    San Diego-Vista              2,586,513   Mortgage
La Quinta Inns, Inc.            645    Atlanta-Peachtree Industrial   176,974   Mortgage
La Quinta Inns, Inc.            645    Atlanta-Peachtree Industrial 2,143,772   Mortgage
La Quinta Inns, Inc.            646    Bakersfield                  3,079,183   Mortgage
La Quinta Inns, Inc.            658    Deerfield Beach              2,709,680   Mortgage
La Quinta Inns, Inc.            688    Tampa-Clearwater Airport     3,706,841   Mortgage
La Quinta Inns, Inc.            803    Salt Lake City-Midvale       2,048,954   Mortgage
La Quinta Development          4541    Orange County-Costa Mesa     3,436,128   Mortgage
           Partners, L.P.
La Quinta Development          4545    Reno-Airport                   975,000   Mortgage
           Partners. L.P.
La Quinta Development          4564    Tuscaloosa                   1,452,499   Mortgage
           Partners. L.P.
La Quinta Development          4566    Phoenix-Tempe Sky            1,257,469   Mortgage
           Partners. L.P.                Harbor Airport
La Quinta Development          4640    San Antonio-Toepperwein      2,309,387   Mortgage
           Partners. L.P.
La Quinta Development          4642    Orlando-Airport              2,524,929   Mortgage
           Partners. L.P.
La Quinta Inns, Inc.           9050    Prudential Note             14,018,353   Mortgage
La Quinta Inns, Inc.           9050    Prudential Note              1,059,205   Mortgage
La Quinta Inns, Inc.           9050    Prudential Note             28,058,135   Mortgage
                                                                  -----------
                                       Total                      100,192,705
                                                                  -----------
                                                                  -----------

                                  EXHIBIT E
                            LA QUINTA INNS, INC.
                    GUARANTEES AND CONTINGENT OBLIGATIONS
                               MARCH 31, 1995


                                                    LONG TERM DEBT
                                                     WITH RECOURSE
PARTNERSHIP OR ENTITY                                TO LA QUINTA
- ---------------------                               --------------
La Quinta-Wichita Kansas, No. 532, Ltd.              $   406,797
LQ-West Bank Joint Venture                             1,579,835
La Quinta Development Partners, L.P.:
- - La Quinta Inns, Inc. Guarantees                     11,955,413
- - La Quinta Inns, Inc. General Partner Obligations     3,500,000
                                                     -----------
                                                     $17,442,045
                                                     ===========


                                    EXHIBIT F
                       [Form of Confidentiality Agreement]

                            CONFIDENTIALITY AGREEMENT
                                                                         [Date]

[Insert Name and Address
of Prospective Participant]

       Re: Fourth Amended and Restated Master Covenant Agreement dated as of April 21, 1995, between La Quinta Inns, Inc. ("La Quinta"), and the banks named therein (the "Banks").

Dear ______________:

     As a Bank party to the above-referenced Amended and Restated Master Covenant Agreement (the "COVENANT AGREEMENT"), we have agreed with La Quinta ("LA QUINTA") pursuant to Section 7.12 of the Covenant Agreement to use reasonable precautions to keep confidential, except as otherwise provided therein, all non-public information identified by La Quinta as being confidential at the time the same is delivered to us pursuant to the Covenant Agreement.

     As provided in said Section 7.12, we are permitted to provide you, as a prospective holder of a participation in the Bank Debt (as defined in the Covenant Agreement), with certain of such non-public information subject to the execution and delivery by you, prior to receiving such non-public information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

     Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives) that (A) such information will not be used by you except in connection with the proposed participation mentioned above and (B) you shall use reasonable precautions, in accordance with your customary procedures for handling confidential information and in accordance with safe and sound banking practices, to keep such information confidential, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to your counsel or to counsel for any of the Banks, (iii) to bank examiners, auditors or accountants of any Bank, (iv) to any other Bank, (v) in connection with any litigation to which you or any one or more of the Banks are a party; provided, further, that, unless specifically prohibited by applicable law or court order, you agree, prior to disclosure thereof, to notify La Quinta of any request for disclosure of any such non-public information (x) by any governmental agency or representative thereof (other than any such request in connection with an examination of your financial condition by such governmental agency) or (y) pursuant to legal process; and provided,

[Date]
Page 2

finally, that in no event shall you be obligated to return any materials furnished to you pursuant to this Confidentiality Agreement.

     Would you please indicate your agreement to the foregoing by signing at the place provided below the enclosed copy of this Confidentiality Agreement.

                                       Very truly yours,

                                       ___________________________


                                       By:________________________
                                       Title:_____________________

THE FOREGOING IS AGREED TO AS
OF THE DATE OF THIS LETTER.

[INSERT NAME OF PROSPECTIVE PARTICIPANT]


By:___________________________
Title:________________________

                                  EXHIBIT G
                            LA QUINTA INNS, INC.
                          SIGNIFICANT INVESTMENTS


                                                STATE OF
                                              INCORPORATION    PERCENTAGE OF
             NAME                            OR ORGANIZATION     OWNERSHIP
             ----                            ---------------   -------------

La Quinta-Houston I.H. 10, Ltd.                     Texas          50
La Quinta-San Antonio-South Joint Venture           Texas          50
La Quinta Austin Motor Hotel, Ltd.                  Texas          66.67
La Quinta-Dallas Central Expressway, Ltd.           Texas          64.81
LQ Motor Inn Venture-Austin No. 530*                Texas          50
La Quinta-Wichita, Kansas, No. 532, Ltd.            Texas          50
LQ-West Bank Joint Venture*                         Texas          60
La Quinta Development Partners, L.P.*               Delaware       40

*Indicates Joint Venture Agreements with a buy/sell provision.
